Exhibit 4.5.57

HERTZ (U.K.) LIMITED

as Chargor

in favour of

BNP PARIBAS

as Security Agent
for and on behalf of
the Secured Parties named herein

DEED OF CHARGE

relating to a
Senior Bridge Facilities Agreement
dated
21 December 2005

21 December 2005

SCHEDULE 3 FORM OF NOTICE OF ASSIGNMENT OF SPECIFIED CONTRACT	22

SCHEDULE 4 FORM OF NOTICE OF ASSIGNMENT OF LOMBARD LEASING AGREEMENT	24

SCHEDULE 5 SPECIFIED ACCOUNTS	26

THIS DEED OF CHARGE is made on 21 December 2005

BY

(1)         HERTZ (U.K.) LIMITED, a private company incorporated in England and Wales with limited liability and registered with company number 00597994 (the “Chargor”);

in favour of

(2)         BNP PARIBAS, as security agent and security trustee for itself and on behalf of the Secured Parties (as defined below) on the terms and conditions set out in the Intercreditor Deed (as defined below) (the “Security Agent”, which expression shall include any person for the time being appointed as Security Agent or as a Supplemental Security Agent for the purpose of, and in accordance with, the Intercreditor Deed).

WHEREAS:

(1)         Pursuant to a senior bridge facilities agreement dated 21 December 2005 and made between Hertz International, Ltd, the Arrangers, BNP Paribas, The Royal Bank of Scotland plc and Calyon S.A. as Joint Bookrunners, BNP Paribas, Calyon S.A., The Royal Bank of Scotland plc, BNP Paribas (Canada), and Indosuez Finance (UK) Limited as Banks, BNP Paribas as Global Coordinator and as Facility Agent, the Security Agent, the Chargor as a Borrower and a Guarantor, the other Original Borrowers and the other Original Guarantors named therein (in each case as such terms are defined therein) (the “Facility Agreement”) the Banks have made available to the certain members of the Hertz group of companies, subject to the terms set out therein, certain loan facilities.

(2)         It is a condition precedent to the making of Advances under the Facility Agreement that the Chargor grants certain security interests in favour of the Security Agent for the due and punctual performance of its obligations arising from time to time under the Finance Documents.  The Chargor has agreed to grant such security interests on and subject to the terms of this Deed.

(3)         This Deed is subject to the terms of the Intercreditor Deed.

NOW THIS DEED WITNESSETH as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

Terms defined in the Facility Agreement and the Intercreditor Deed shall, unless otherwise defined in this Deed, have the same meaning when used in this Deed (including the recitals hereto) and in addition:

“Account” means any credit balance from time to time on any account opened or maintained by the Chargor with the Security Agent or any other financial institution, (including, without limitation, the Specified Accounts,) and, in each case, together with all Related Rights;

“Charged Property” means all of the assets and undertaking of the Chargor which from time to time are the subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Deed;

“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by or pursuant to this Deed or by law;

“Enforcement Event” means the occurrence of an Event of Default which is continuing and has not been waived under the Facility Agreement and which has resulted in the Facility Agent serving a notice under Clause 23.16 (a) (Acceleration and Cancellation) of the Facility Agreement;

“Insurance Policy” means each of the following insurance policies of the Chargor: (a) Policy Number 04/DM03809000 held with Generali; and (b) Policy Number CY/G93814 held with Royal & Sun Alliance;

“Investments” means any stocks, shares, debentures, securities and certificates of deposit and all warrants, options and other rights to subscribe or acquire any of such investments, in each case whether held directly by or to the order of the Chargor or by any trustee, nominee or fiduciary on its behalf and all Related Rights (including all rights against any such trustee, nominee or fiduciary);

“Monetary Claims” means any book and other debts and monetary claims owing to the Chargor and any proceeds received by the Chargor of such debts and claims (including any claims or sums of money deriving from or in relation to (i) any Intellectual Property, (ii) any Investment, (iii) any Eligible Receivables, (iv) any court order or judgment, (v) any contract or agreement to which the Company is a party, and (vi) any other assets, property, rights or undertaking of the Company;

“Notice of Assignment” means a notice of assignment in, or substantially in the form set out in Schedule 2 (Notice of Assignment of Account), Schedule 3 (Notice of Assignment of Specified Contract), or, in the case of the assignment of the Lombard Leasing Agreement, Schedule 4 (Notice of Assignment of Lombard Leasing Agreement), as applicable, or in each case, in such other form as may from time to time be specified by the Security Agent;

“Receiver” means any person which is appointed as a receiver, receiver and manager or (in so far as it is permitted by law) an administrative receiver of the whole or any part of the Charged Property pursuant to Clause 14.1 (Appointment and Removal);

“Related Rights” means, in relation to any asset:

(a)             the proceeds of sale of any part of that asset;

(b)            all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)             all rights, benefits, claims, contracts, warranties, remedies, security, indemnities or covenants for title in respect of that asset; and

(d)            any moneys and proceeds paid or payable in respect of that asset;

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Chargor to the Finance Parties (or any of them) under the Finance Documents (or any of them);

“Secured Parties” means the Security Agent and each other Finance Party from time to time;

“Specified Accounts” means each of the Accounts which are specified in Schedule 4 (Specified Accounts); and

“Specified Contracts” means each of the contracts to which the Chargor is a party and which are specified in Schedule 1 (Specified Contracts).

1.2        Interpretation

In this Deed:

1.2.1         the rules of interpretation contained in Clauses 1.2 (Interpretation) to 1.10 (Calculations) (inclusive) of the Facility Agreement shall apply to the construction of this Deed;

1.2.2         any reference to the “Security Agent”, the “Chargor”, the “Facility Agent” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests;

1.2.3         a “successor” of any party shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of the jurisdiction of incorporation or domicile of such party has assumed the rights and obligations of such party under this Deed or to which, under such laws, such rights and obligations have been transferred; and

1.2.4         references in this Deed to any Clause or Schedule shall be to a clause or schedule contained in this Deed.

1.3       Third Party Rights

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

2.           FIXED CHARGES, ASSIGNMENTS AND FLOATING CHARGE

2.1       Fixed Charges

The Chargor hereby charges with full title guarantee in favour of the Security Agent as trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title, interest and benefits from time to time in and to each of the following assets, together, in each case, with all Related Rights:

2.1.1         the Accounts, and all monies now or hereafter standing to the credit thereof;

2.1.2         all Monetary Claims;

2.1.3         all Investments;

2.1.4         all Intellectual Property legally or beneficially owned by the Chargor;

2.1.5         any licences, authorisation and permits (howsoever described) in connection with the use of the business of the Chargor; and

2.1.6         any goodwill and rights in relation to the uncalled capital of the Chargor.

2.2        Assignments

The Chargor hereby assigns with full title guarantee to the Security Agent as trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities all of the Chargor’s right, title, interest and benefits from time to time in and to each of the Specified Contracts and any Related Rights in respect thereof, together with all rights to receive payments of any amounts that may become payable under any Specified Contract or any related rights or entitlements, and all payments received by the Chargor thereunder, including without limitation, all rights to serve notices and/or make demands thereunder and/or to take such steps as are required to cause amounts to become due and payable thereunder and all rights of action in respect of any breach thereof and all rights to receive damages.

2.3        Insurances

The Chargor hereby assigns with full title guarantee to the Security Agent as trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities all of the Chargor’s right, title, interest and benefits from time to time in, to and under each Insurance Policy, and all claims of whatsoever nature relating thereto and return of premium in respect thereof.

2.4        Assignment restrictions

If the rights of the Chargor under any contractual or other arrangements relating to the Chargor’s Eligible Receivables (including, without limitation, any Vehicle Dealer Buy-Back Agreement, Vehicle Manufacturer Buy-Back Agreement, Vehicle Manufacturer Guarantee, or Vehicle Rental Concession) cannot be secured without the consent of another party to such arrangements, the security interests created under this Deed will encompass all amounts which the Chargor may receive, or has received, under any such document, but shall exclude the Chargor’s rights title, interest and benefits in and to the relevant document itself.

2.5        Floating Charge

2.5.1           The Chargor hereby charges with full title guarantee in favour of the Security Agent as trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities by way of first floating charge all present and future assets and undertaking of the Chargor, other than any asset which is situated in England and Wales and which is validly and effectively charged under the laws of England and Wales by way of fixed security created under a Finance Document in favour of the Security Agent as security for the Secured Liabilities.

2.5.2           Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created pursuant to this Clause 2.5 (Floating Charge).

3.          CRYSTALLISATION OF FLOATING CHARGE

3.1        Crystallisation:  By Notice

The Security Agent may at any time by notice in writing to the Chargor convert the floating charge created by Clause 2.5 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:

3.1.1         an Enforcement Event has occurred; or

3.1.2         the Security Agent reasonably considers that any of the Charged Property may be in jeopardy or in danger of being seized or sold pursuant to any form of legal process; or

3.1.3         the Security Agent reasonably considers that it is desirable in order to protect the priority of the security interests created pursuant to this Deed.

3.2        Crystallisation:  Automatic

Notwithstanding Clause 3.1 (Crystallisation:  By Notice) and without prejudice to any law which may have a similar effect, the floating charge created by Clause 2.5 (Floating Charge) will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if:

3.2.1         the Chargor creates or attempts to create any Encumbrance (other than any Permitted Encumbrance) over any of the Charged Property; or

3.2.2         any person levies or attempts to levy any distress, execution or other process against any of the Charged Property; or

3.2.3         a resolution is passed or an order is made for the winding-up, dissolution, administration or re-organisation of the Chargor or an administrator is appointed to the Chargor.

4.          PERFECTION OF SECURITY

4.1        Notices of Assignment

The Chargor shall deliver to the Security Agent (or procure delivery of) Notices of Assignment duly executed by, or on behalf of, the Chargor in respect of each Specified Contract, on the date of this Deed, and, in each case, shall use its reasonable endeavours to procure that each notice is acknowledged by the obligor or debtor specified by the Security Agent.

4.2        Notices of Charge

4.2.1         The Chargor shall if requested by the Security Agent from time to time after the occurrence of an Enforcement Event promptly deliver to the Security Agent (or procure delivery of) notices of charge (in form and substance reasonably satisfactory to the Security Agent) duly executed by, or on behalf of, the Chargor and acknowledged by (a) each bank or financial institutions with which any Account is opened or maintained; or (b) each obligor in respect of any Eligible Receivable which the Chargor has charged in favour of the Security Agent pursuant to Clause 2.1(Fixed Charges) hereof.

4.2.2         The execution of this Deed by the Chargor and the Security Agent shall constitute notice to the Security Agent of the charge created over any Account opened or maintained with the Security Agent.

4.3        Registration of Charges

The Chargor shall ensure that within 21 days of the date hereof, to the extent required by applicable law, a Form 395 in respect of the security interests created over the Charged Property is presented to the Registrar of Companies in England and Wales, together with the requisite fee.

5.          FURTHER ASSURANCE

5.1        Further Assurance: General

The Chargor shall promptly do all such acts or execute all such documents (including  assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require) in favour of the Security Agent or its nominee(s):

5.1.1         to perfect the security created or intended to be created in respect of the Charged Property (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights;

5.1.2         to confer on the Security Agent security over any property and assets of the Chargor located in any jurisdiction outside England and Wales equivalent or similar to the security interests intended to be conferred by or pursuant to this Deed; and/or

5.1.3         to facilitate the realisation of the Charged Property.

5.2        Necessary Action

The Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Security Agent by or pursuant to this Deed.

5.3       Implied Covenants for Title

The obligations of the Chargor under this Deed shall be in addition to the covenants for title deemed to be included in this Deed by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

6.         NEGATIVE PLEDGE AND DISPOSALS

6.1       Negative Pledge

The Chargor undertakes that it shall not, and it shall procure that none of its subsidiaries shall, at any time during the subsistence of this Deed, create or permit to subsist any Encumbrance over all or any part of the Charged Property other than a Permitted Encumbrance.

6.2       No Disposal of Interests

The Chargor undertakes that it shall not, and it shall procure that none of its subsidiaries shall, at any time during the subsistence of this Deed, sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or assets save for Permitted Disposals.

7.         INVESTMENTS

7.1       Payment of Calls

The Chargor shall pay when due all calls or other payments which may be or become due in respect of any of the Investments, and in any case of default by the Chargor in such payment, the Security Agent may, if it thinks fit, make such payment on behalf of the Chargor in which case any sums paid by the Security Agent shall be reimbursed by the Chargor to the Security Agent on demand and shall carry interest from the date of payment by the Security Agent until reimbursed at a rate determined in accordance with Clause 28.2 (Default Interest) of the Facility Agreement.

7.2       Delivery of Documents of Title

After the occurrence of an Enforcement Event the Chargor shall promptly on the request of the Security Agent, deliver (or procure delivery) to the Security Agent, and the Security Agent shall be entitled to retain, all of the Investments and any certificates and other documents of title representing the Investments to which the Chargor (or its nominee(s)) is or becomes entitled together with any other document which the Security Agent may reasonably request (in such form and executed as the Security Agent may reasonably require) with a view to perfecting or improving its security over the Investments or to registering any Investment in its name or the name of any nominee(s).

7.3       Exercise of Rights

The Chargor shall not exercise any of its rights and powers in relation to any of the Investments in any manner which would be reasonably likely to prejudice the ability of the Security Agent to realise the security created by this Deed.

8.         ACCOUNTS

8.1       Notification and Variation

The Chargor, during the subsistence of this Deed:

8.1.1         shall promptly deliver to the Security Agent on the date of this Deed (and, if any change occurs thereafter, on the date of such change), written details of each Account maintained by it with any bank or financial institution; and

8.1.2         shall not, without the Security Agent’s prior written consent, permit or agree to any variation of the rights attaching to any Account which would prejudice the ability of the Security Agent to realise the security interests granted over that Account pursuant to this Deed.

8.2       Operation Before Enforcement Event

The Chargor shall prior to the occurrence of an Enforcement Event be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account subject to the terms of the Facility Agreement.

8.3       Operation After Enforcement Event

After the occurrence of an Enforcement Event the Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account except with the prior written consent of the Security Agent.

8.5       Application of Monies

The Security Agent shall, upon the occurrence of an Enforcement Event, be entitled without notice to apply, transfer or set-off any or all of the credit balances from time to time on any Account in or towards the payment or other satisfaction of all or part of the Secured Liabilities in accordance with Clause 16 (Application of Monies).

9.         MONETARY CLAIMS

The Chargor shall not at any time during the subsistence of the Deed of Charge, without the prior written consent of the Security Agent or as otherwise permitted pursuant to the Finance Documents, deal with the Monetary Claims except by getting in and realising them in a prudent manner.

10.       INSURANCES

The Chargor shall at all times during the subsistence of this Deed if required by the Security Agent, cause each material insurance policy or policies relating to the Charged Property to contain (in form and substance reasonably satisfactory to the Security Agent) an endorsement naming the Security Agent as an additional loss payee in respect of all claims until such time as the Security Agent notifies the insurer(s) to the contrary.

11.       UNDERTAKINGS

11.1     Amendments to Specified Contracts

Subject to the following provisions of this Clause 11 (Undertakings), the Chargor shall not request or agree to any amendment, modification, supplement or variation (howsoever described) to any Specified Contract without the Security Agent’s prior written consent if the proposed amendment, modification, supplement or variation would reasonably be expected to prejudice the Security created pursuant to this Deed.

11.2     Amendments to Existing Lombard Leasing Agreement

The Chargor may, without the Security Agent’s prior consent, request or agree to any amendment, modification, supplement or variation to the Existing Lombard Leasing Agreement which:

11.2.1       constitutes an adjustment, modification, supplement or variation expressly contemplated by, and which is subject to and within the terms of, paragraph 4 (Adjustments to Rentals) and paragraph 12 (Sales Agency) of Existing Lombard Leasing Agreement; or

11.2.2       is of a formal, minor and technical nature or which is required to correct a manifest error,

provided always that, in the case of sub-paragraph 11.2.2 above, the proposed amendment or variation would not reasonably be expected to prejudice the Security created pursuant to this Deed.

11.3     Notification of Amendments

The Chargor shall, within five (5) Business Days of any amendment, modification, supplement or variation to any agreement agreed to by it in accordance with the terms of Clause 11.1 (Amendments to Specified Contracts) or 11.2 (Amendments to Existing Lombard Leasing Agreement), notify the Security Agent in writing of such amendment, modification, supplement or variation and shall promptly provide the Security Agent with a copy (certified as a true, accurate and complete copy by a director or other duly authorised officer of the Chargor) of each agreement or instrument effecting such amendment, modification, supplement or variation (each such agreement or instrument, a “Relevant Amendment Agreement”).

11.4     Novations

In the event that the Security Agent, in its sole discretion, determines that any such Relevant Amendment Agreement constitutes a novation of the prior agreement to which it relates, the

Chargor shall promptly at its own cost and expense do all such acts or execute all such documents (including  assignments, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)) to confer on the Security Agent security over such Relevant Amendment Agreement, and all of the Chargor’s rights, title, interests and benefits thereunder, equivalent or similar to the security interests intended to be conferred by or pursuant to this Deed in relation to the relevant agreement prior to such amendment or variation.

12.       ENFORCEMENT OF SECURITY

12.1     Enforcement

At any time after the occurrence of an Enforcement Event, or if the Chargor requests the Security Agent in writing to exercise any of its powers under this Deed, the security created by or pursuant to this Deed is immediately enforceable and the Security Agent may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:

12.1.1        enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

12.1.2        whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Deed) on mortgagees and by this Deed on any Receiver or otherwise conferred by law on mortgagees or Receivers.

12.2     No Liability as Mortgagee in Possession

Neither the Security Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee in possession might otherwise be liable.

13.       EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925

13.1     Extension of Powers

The power of sale or other disposal conferred on the Security Agent and on any Receiver by this Deed shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on execution of this Deed.

13.2     Restrictions

The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Deed or to the exercise by the Security Agent of its right to consolidate all or any of the security created by or pursuant to this Deed with any other security in existence at any time or to its power of sale, which powers may be exercised by the Security Agent without notice to the Chargor on or at any time after the occurrence of an Enforcement Event.

13.3     Power of Leasing

The statutory powers of leasing may be exercised by the Security Agent at any time on or after the occurrence of an Enforcement Event and the Security Agent and any Receiver may make any lease or agreement for lease, accept surrenders of leases and grant options on such terms as it shall think fit, without the need to comply with any restrictions imposed by Sections 99 and 100 of the Law of Property Act 1925.

14.       APPOINTMENT OF RECEIVER OR ADMINISTRATOR

14.1     Appointment and Removal

After the occurrence of an Enforcement Event, or upon the written request of the Chargor, the Security Agent may by deed or otherwise (acting through an authorised officer of the Security Agent), without prior notice to the Chargor:

14.1.1        appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

14.1.2        remove (so far as it is lawfully able) any Receiver so appointed;

14.1.3        appoint another person(s) as an additional or replacement Receiver(s); and

14.1.4        appoint one or more persons to be an administrator of the Chargor.

14.2     Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 14.1 (Appointment and Removal) shall be:

14.2.1        entitled to act individually or together with any other person appointed or substituted as Receiver;

14.2.2        for all purposes shall be deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Agent; and

14.2.3        entitled to remuneration for his services at a rate to be fixed by the Security Agent (acting reasonably) from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

14.3     Statutory Powers of Appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Agent under the Law of Property Act 1925 (as extended by this Deed) or otherwise and such powers shall remain exercisable from time to time by the Security Agent in respect of any part of the Charged Property.

14.4     Restriction on appointment of administrative receiver

The Security Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Charged Property if the Security Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies

15.       POWERS OF RECEIVER

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Chargor which, when got in, would be

Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Deed (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

15.1.1        all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

15.1.2        all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

15.1.3        all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do; and

15.1.4        the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Property.

16.       APPLICATION OF MONEYS

All moneys received or recovered by the Security Agent or any Receiver pursuant to this Deed or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied by the Security Agent (notwithstanding any purported appropriation by the Chargor) in accordance with Clause 10 (Application of Recoveries) of the Intercreditor Deed.

17.       PROTECTION OF PURCHASERS

17.1     Consideration

The receipt of the Security Agent or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Security Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

17.2     Protection of Purchasers

No purchaser or other person dealing with the Security Agent or any Receiver shall be bound to inquire whether the right of the Security Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Agent or such Receiver in such dealings.

18.       POWER OF ATTORNEY

18.1     Appointment and Powers

The Chargor by way of security irrevocably appoints the Security Agent and any Receiver severally to be its attorney (with full power to appoint substitutes and to delegate) and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable following the occurrence of an Enforcement Event for:

18.1.1        carrying out any obligation imposed on the Chargor by this Deed (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property); and

18.1.2        enabling the Security Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Deed or by law (including the exercise of any right of a legal or beneficial owner of the Charged Property).

18.2     Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers under its appointment pursuant to this Clause 18.

19.       EFFECTIVENESS OF SECURITY

19.1     Continuing Security

The security created by or pursuant to this Deed shall remain in full force and effect as a continuing security for the Secured Obligations unless and until it is released by the Security Agent in accordance with Clause 20 (Release of Security).

19.2     Chargor’s Obligations

The obligations of the Chargor and the Collateral Rights shall not be discharged, impaired or otherwise affected by:

19.2.1        the winding-up, dissolution, administration or re-organisation of the Chargor or any other person or any change in its status, function, control or ownership;

19.2.2        any of the obligations of the Chargor or any other person under the Finance Documents being or becoming illegal, invalid, unenforceable or ineffective in any respect;

19.2.3        time or other indulgence being granted or agreed to be granted to the Chargor or any other Obligor in respect of its obligations under the Finance Documents;

19.2.4        any amendment to, or any variation, waiver or release of, any obligation of the Chargor or any other Obligor under the Finance Documents;

19.2.5        any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of the obligations of the Chargor or any other Obligor under the Finance Documents;

19.2.6        any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any Security taken in respect of the obligations of the Chargor or any other Obligor under the Finance Documents; or

19.2.7        any other act, event or omission which, but for this Clause 20.2, might operate to discharge, impair or otherwise affect any of the obligations of the Chargor herein contained or any of the rights, powers or remedies conferred upon any of the Finance Parties by the Finance Documents or by law.

19.3     Cumulative Rights

The security created by or pursuant to this Deed and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Security Agent or any other Secured Party may at any time hold for the Secured Liabilities or any other obligations or any rights, powers and remedies provided by law.  No prior security held by the Security Agent (whether in its capacity as Security Agent or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Property shall merge into the security constituted by this Deed.

19.4     No Liability

None of the Security Agent, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence or wilful default upon its part.

19.5     Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

20.       RELEASE OF SECURITY

20.1     Redemption of Security

Upon:

20.1.1        the Secured Liabilities being discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make Advances or provide other financial accommodation to the Chargor or any other person under any of the Finance Documents; or

20.1.2        the Chargor ceasing to be both a Borrower and a Guarantor, subject to, and in accordance with, the Facility Agreement,

the Security Agent shall, at the request and cost of the Parent, release and cancel the security constituted by this Deed and procure the reassignment to the Chargor of the property and assets assigned to the Security Agent pursuant to this Deed, and in each case the Chargor shall have no recourse to, nor shall any representation or warranty in relation thereto be given by, the Security Agent or any of its nominees.

20.2     Partial Releases

In connection with:

20.2.1        any Permitted Disposal of any Charged Property;

20.2.2        any sale or other disposition of any Charged Property otherwise permitted by the Finance Documents;

20.2.3        any sale or other disposition of any Charged Property where the Facility Agent or the Security Agent has consented to the disposal pursuant to the Finance Documents;

20.2.4        any sale or any other disposition of any property pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Facility Agreement (to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place); or

20.2.5        the creation of any Encumbrance permitted by paragraph (x) of the definition of Permitted Encumbrances,

the Security Agent shall, at the request and cost of the Parent, release and cancel the security constituted by this Deed and procure the reassignment to the Chargor of the property and assets assigned to the Security Agent pursuant to this Deed, and in each case the Chargor shall have no recourse to, nor shall any representation or warranty in relation thereto be given by, the Security Agent or any of its nominees; provided that, to the extent that the disposal of such property is a Permitted Disposal or a sale or disposition otherwise permitted by the Finance Documents, the property shall be declared to be automatically released from the Security with effect from the day of such disposal and the Security Agent shall do all such acts which are reasonably requested by the Parent in order to release such property.

20.3     Avoidance of Payments

If the Security Agent, acting reasonably, considers that any amount paid or credited to it is reasonably likely to be avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Deed and the security constituted hereby shall continue and such amount shall not be considered to have been irrevocably paid.

21.       SET-OFF

The Chargor authorises the Security Agent (but the Security Agent shall not be obliged to exercise such right), after the occurrence of an Enforcement Event to set off against the Secured Liabilities any amount or other obligation (contingent or otherwise) owing by the Security Agent to the Chargor and apply any credit balance to which the Chargor is entitled on any account with the Security Agent in accordance with Clause 17 (Application of Monies) (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

22.       SUBSEQUENT ENCUMBRANCES

If the Security Agent (acting in its capacity as Security Agent or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent Encumbrance affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Deed or the Facility Agreement, all payments thereafter by or on behalf of the Chargor to the Security Agent (whether in its capacity as Security Agent or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Liabilities as at the time when the Security Agent received such notice.

24.       ASSIGNMENT

The Security Agent may assign and transfer all or any of its rights and obligations under this Deed in accordance with the terms of the Intercreditor Deed.

25.       NOTICES

Each communication to be made under or in connection with this Deed shall be made in accordance with the provisions of Clause 42 (Notices) of the Facility Agreement.

26.       DISCRETION AND DELEGATION

26.1     Discretion

Any liberty or power which may be exercised or any determination which may be made under this Deed by the Security Agent or any Receiver may, subject to the terms and conditions of the Intercreditor Deed, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

26.2     Delegation

Each of the Security Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Security Agent or the Receiver itself.

27.       PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Deed, shall be the period of eighty years from the date of the Intercreditor Deed.

28.       COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

29.       GOVERNING LAW AND JURISDICTION

This Deed shall be governed by, and construed in accordance with, English law.  The provisions of Clause 47 (Jurisdiction) of the Facility Agreement shall apply to this Deed, mutatis mutandis, as if set out in full herein.

IN WITNESS WHEREOF this Deed has been signed on behalf of the Security Agent and executed as a deed by the Chargor and is delivered by the Chargor on the date specified above.

Execution Page

HERTZ (U.K.) LIMITED

Deed of Charge
dated
21 December 2005

The Chargor

EXECUTED as a DEED
by HERTZ (U.K.) LIMITED

By:	/s/ Michel Taride
Director

By:	/s/ Nuns Moodliar
Director / Secretary

The Security Agent
EXECUTED as a DEED
by BNP PARIBAS
acting by its authorised signatory:

By:	/s/ Authorised Signatory
Authorised Signatory